Exhibit 99.1

Contact: Samir Ali Sr. Director, Investor Relations & Corporate Development (281) 647-4035

Diamond Offshore Announces Second Quarter 2016 Results

•	Reported net loss of $4.30 per diluted share

•	Adjusted earnings of $0.16 per diluted share, excluding special items

HOUSTON, August 1, 2016 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported results for the second quarter of 2016.

	Three Months Ended
Thousands of dollars, except per share data	June 30, 2016	March 31, 2016	Change
Total revenues	$388,747	$470,543	(17)%
Operating (loss) income	(626,669)	111,569	(662)%
Adjusted operating income	51,476	111,569	(54)%
Net (loss) income	(589,937)	87,425	(775)%
Adjusted net income	22,295	87,425	(74)%
(Loss) earnings per diluted share	($4.30)	$0.64	(772)%
Adjusted earnings per diluted share	$0.16	$0.64	(75)%

“Despite facing both market and operational headwinds during the quarter, Diamond was able to record adjusted earnings per share of $0.16,” said Marc Edwards, President and Chief Executive Officer.

Results for the second quarter were significantly impacted by impairment charges and related taxes of $612 million, or $4.46 per diluted share, primarily relating to the carrying value of eight semisubmersible rigs and associated inventory.

Operational efficiency of the Company’s fleet was 92.7% in the second quarter, compared to 98.2% in the first quarter of 2016. The decline in operational efficiency was primarily driven by issues experienced within the ultra-deepwater floater category, specifically as it relates to four unplanned retrievals of blowout preventers.

Utilization in the deep-water segment increased by 25% in the second quarter of 2016, compared to the first quarter of 2016. The increase was driven by the Ocean Apex beginning its 18-month contract with Woodside in Australia at a rate of $285,000 per day. The rig was recently awarded a three-month extension at $205,000 per day, which will keep the rig working until February 2018.

During the quarter, the Company elected to cold stack the Ocean Endeavor and Ocean Scepter. The Company’s decision was guided by its desire to minimize costs associated with the rigs, while ensuring the rigs are preserved in such a manner as to enable a quick reactivation when the market recovers. Additionally, the Company intends to scrap the Ocean Quest and Ocean Star.

As of June 30, 2016, the Company’s total contracted backlog was $4.4 billion, which represents 28 rig years of work. Approximately 86% of the Company’s available ultra-deepwater rig days for the remainder of 2016 are contracted with top tier customers.

Edwards also commented on the recently announced Helical Buoyancy™ riser joint development agreement with Trelleborg, stating, “This is another example of Diamond Offshore differentiating itself in an oversupplied market. As with our Pressure Control by the Hour™ service model, Diamond Offshore is providing the industry with thought leadership to drive efficiencies and lower the cost of operating offshore.”

Reflecting on the market, Edwards went on to say, “Although the market continues to be challenged, our focus is on striking a balance between controlling costs and laying the foundation to ensure Diamond Offshore is well positioned for the recovery.”

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 7:30 a.m. CDT today. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Those interested in participating in the question and answer session should dial 800-247-9979 or 973-321-1100, for international callers. The conference ID number is 47948706. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe. Additional information and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 53% by Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Statements contained in this press release or made during the above conference call that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, level of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, construction of new builds, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Contract drilling	$357,409	$617,442	$800,932	$1,217,019
Revenues related to reimbursable expenses	31,338	16,590	58,358	37,069

Total revenues	388,747	634,032	859,290	1,254,088

Operating expenses:
Contract drilling, excluding depreciation	198,336	342,869	411,177	693,527
Reimbursable expenses	16,527	16,336	43,318	36,428
Depreciation	105,016	123,329	209,256	260,628
General and administrative	18,139	16,548	33,537	34,000
Impairment of assets	678,145	—	678,145	358,528
Restructuring and separation costs	—	993	—	7,161
Gain on disposition of assets	(747)	(164)	(1,043)	(775)

Total operating expenses	1,015,416	499,911	1,374,390	1,389,497

Operating (loss) income	(626,669)	134,121	(515,100)	(135,409)

Other income (expense):
Interest income	269	584	442	1,167
Interest expense	(24,156)	(25,468)	(49,672)	(49,450)
Foreign currency transaction (loss) gain	(3,513)	(3,473)	(7,121)	2,117
Other, net	(12,046)	264	(11,468)	485

(Loss) income before income tax benefit (expense)	(666,115)	106,028	(582,919)	(181,090)

Income tax benefit (expense)	76,178	(15,642)	80,407	15,767

Net (loss) income	$(589,937)	$90,386	$(502,512)	$(165,323)

(Loss) income per share	$(4.30)	$0.66	$(3.66)	$(1.21)

Weighted-average shares outstanding:
Shares of common stock	137,170	137,159	137,166	137,155
Dilutive potential shares of common stock	—	42	—	—

Total weighted average shares outstanding	137,170	137,201	137,166	137,155

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2016	2016	2015
REVENUES
Floaters:
Ultra-Deepwater	$214,102	$325,961	$315,670
Deepwater	67,191	59,117	181,104
Mid-water	56,694	47,672	96,926

Total Floaters	337,987	432,750	593,700
Jack-ups	19,422	10,773	23,742

Total Contract Drilling Revenue	$357,409	$443,523	$617,442

Revenues Related to Reimbursable Expenses	$31,338	$27,020	$16,590

CONTRACT DRILLING EXPENSE
Floaters:
Ultra-Deepwater	$127,185	$123,736	$161,485
Deepwater	34,776	47,509	86,464
Mid-water	25,862	23,884	66,735

Total Floaters	187,823	195,129	314,684
Jack-ups	6,876	6,055	20,873
Other	3,637	11,657	7,312

Total Contract Drilling Expense	$198,336	$212,841	$342,869

Reimbursable Expenses	$16,527	$26,791	$16,336

OPERATING (LOSS) INCOME
Floaters:
Ultra-Deepwater	$86,917	$202,225	$154,185
Deepwater	32,415	11,608	94,640
Mid-water	30,832	23,788	30,191

Total Floaters	150,164	237,621	279,016
Jack-ups	12,546	4,718	2,869
Other	(3,637)	(11,657)	(7,312)
Reimbursable expenses, net	14,811	229	254
Depreciation	(105,016)	(104,240)	(123,329)
General and administrative expense	(18,139)	(15,398)	(16,548)
Impairment of assets	(678,145)	—	—
Restructuring and separation costs	—	—	(993)
Gain on disposition of assets	747	296	164

Total Operating (Loss) Income	$(626,669)	$111,569	$134,121

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$103,279	$119,028
Marketable securities	57	11,518
Accounts receivable, net of allowance for bad debts	324,588	405,370
Prepaid expenses and other current assets	112,293	119,479
Assets held for sale	6,200	14,200

Total current assets	546,417	669,595
Drilling and other property and equipment, net of accumulated depreciation	5,848,172	6,378,814
Other assets	110,689	101,485

Total assets	$6,505,278	$7,149,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$327,300	$286,589
Other current liabilities	300,688	339,134
Long-term debt	1,980,324	1,979,778
Deferred tax liability	114,384	276,529
Other liabilities	164,505	155,094
Stockholders’ equity	3,618,077	4,112,770

Total liabilities and stockholders’ equity	$6,505,278	$7,149,894

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND OPERATIONAL EFFICIENCY

(Dayrate in thousands)

	Second Quarter 2016			First Quarter 2016			Second Quarter 2015
	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)
Ultra-Deepwater Floaters	$452	47%	86.7%	$533	61%	98.4%	$483	63%	90.9%
Deepwater Floaters	$301	35%	100%	$335	28%	97.1%	$451	63%	99.3%
Mid-Water floaters	$313	30%	99.4%	$263	25%	97.7%	$278	32%	99.7%
Jack-ups	$335	13%	100%	$118	18%	100%	$83	53%	98.6%
Fleet Total			92.7%			98.2%			95.9%

(1)	Average dayrate is defined as contract drilling revenue for all of the specified rigs in our fleet per revenue earning day. A revenue earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.
(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all specified rigs in our fleet (including cold-stacked rigs, but excluding rigs under construction). As of June 30, 2016, our cold-stacked rigs included four ultra-deepwater semisubmersibles, four deepwater semisubmersibles, four mid-water semisubmersibles and five jack-up rigs.
(3)	Operational efficiency is calculated as the ratio of total revenue-earning days divided by the sum of total revenue-earning days plus the number of days (or portions thereof) associated with unanticipated equipment downtime.

Non-GAAP Financial Measures (Unaudited)

To supplement the Company’s unaudited condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted operating income, adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures. Management believes that these measures provide meaningful information about the Company’s performance by excluding certain charges that may not be indicative of the Company’s ongoing operating results. This allows investors and others to better compare the company’s financial results across previous and subsequent accounting periods and to those of peer companies and to better understand the long-term performance of the Company. Non-GAAP financial measures should be considered to be a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Three Months Ended June 30, 2016
Reconciliation of As Reported Operating (Loss) Income to Adjusted Operating Income:
(In thousands)

As reported operating loss	$(626,669)
Impairments and other charges:
Impairment of rigs and associated inventory (1)	678,145

Adjusted operating income	$51,476

Reconciliation of As Reported Net Loss to Adjusted Net Income:
(In thousands)

As reported net loss	$(589,937)
Impairments and other charges:
Impairment of rigs and associated inventory (1)	678,145
Tax effect of impairments and other charges:
Impairment of rigs and associated inventory (2)	(143,165)
Discrete tax items (3)	77,252

Adjusted net income	$22,295

Reconciliation of As Reported Loss per Diluted Share to Adjusted Earnings per Diluted Share:

As reported loss per diluted share	$(4.30)
Impairments and other charges:
Impairment of rigs and associated inventory (1)	4.94
Tax effect of impairments and other charges:
Impairment of rigs and associated inventory (2)	(1.04)
Other discrete tax items (3)	0.56

Adjusted earnings per diluted share	$0.16

(1)	Represents the aggregate amount of impairment losses recognized during the second quarter of 2016 related to eight of our drilling rigs and associated inventory.
(2)	Represents the income tax effects of the aggregate impairment loss recognized in the second quarter of 2016.
(3)	Represents the aggregate of certain discrete income tax adjustments recognized during the second quarter of 2016, primarily related to valuation allowances for current and prior year tax assets associated with foreign tax credits, which we no longer expect to be able to utilize to offset income taxes in the U.S. tax jurisdiction.